As filed with the Securities and Exchange Commission on March 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

Zomedica Corp.

(Exact name of registrant as specified in its charter)

Alberta, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Phoenix Drive, Suite 125

Ann Arbor, Michigan 48108

 (Address of Principal Executive Offices) (Zip Code)

Amended and Restated Stock Option Plan

(Full title of the plan)

________________________

Robert Cohen

Chief Executive Officer

100 Phoenix Drive, Suite 125

Ann Arbor, Michigan 48108

 (Name and address of agent for service)

(734) 369-2555

(Telephone number, including area code, of agent for service)

________________________

Copy to:

John D. Hogoboom
Lowenstein Sandler LLP
1251 Ave of the Americas
New York, New York 10020
Tel: (212) 262-6700
Fax: (212) 262-7402

 Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:
Non-accelerated filer:	☐	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.				☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common shares, without par value	81,842,648	$1.865	$152,636,538.52	$16,652.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional common shares that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based upon the average of the high and low sale prices of our common shares on February 26, 2021, as reported on the NYSE American.

Explanatory Note

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is filed by Zomedica Corp. (the “Company”) for the purpose of registering additional shares of the Company’s common shares, without par value, under the Company’s Amended and Restated Stock Option Plan, as previously approved by the Company’s shareholders on April 21, 2016 and amended and restated by the Board of Directors of the Company on each of March 13, 2020 and June 16, 2020 (the “Stock Option Plan”). The aggregate number of common shares available for issuance in connection with outstanding options and awards granted under the Stock Option Plan is subject to an automatic change to equal ten percent of the total number of issued and outstanding common shares calculated on a non-diluted basis (the “Evergreen Provision”). This Registration Statement registers an aggregate of 81,842,648 additional common shares available for issuance under the Stock Option Plan as a result of the Evergreen Provision.

The common shares registered pursuant to this Registration Statement are of the same class of securities as the 2,774,981 common shares registered for issuance under the Stock Option Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-237249) filed on March 18, 2020, the 3,823,502 common shares registered for issuance under the Stock Option Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-229343) filed on January 24, 2019, the 133,731 common shares registered for issuance under the Stock Option Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-223893) filed on March 23, 2018, and the 8,933,855 common shares registered for issuance under the Stock Option Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-221992) filed on December 11, 2017 (collectively, the “Prior Registration Statements”). The information contained in the Prior Registration Statements is hereby incorporated by reference pursuant to General Instruction E to Form S-8.

This Registration Statement also includes a reoffer prospectus that may be used for the offer and sale of “control securities,” as such term is defined in General Instruction C to Form S-8, which have been or will be acquired pursuant to the Stock Option Plan by officers and directors of the Company who may be deemed to be “affiliates” of the Company, as that term is defined in Rule 405 under the Securities Act. The reoffer prospectus contained herein has been prepared in accordance with the requirements of General Instruction C of Form S-8 and Part I of Form S-3. Pursuant to Rule 429 of the Securities Act, the reoffer prospectus relates to common shares covered by this Registration Statement and the Prior Registration Statements.

PART I

REOFFER PROSPECTUS

27,125,000

Common Shares

Zomedica Corp.

This reoffer prospectus relates to 27,125,000 of our common shares that may be reoffered or resold, from time to time, by certain selling shareholders described in this reoffer prospectus, all of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and that have been acquired under our Amended and Restated Stock Option Plan (the “Stock Option Plan”) which was adopted effective June 16, 2020.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in their common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale or other disposition of the common shares by the selling shareholders.

Our common shares are listed on the NYSE American under the symbol “ZOM.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act, and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Our Company - Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 3 of this reoffer prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

Reoffer prospectus, dated March 5, 2021.

Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information other than that contained in this reoffer prospectus. We and the selling shareholders take no responsibility for and can provide no assurance as to the reliability of, any other information that others may provide. We and the selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus or such other date stated in this reoffer prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. You should also read this reoffer prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This reoffer prospectus may be supplemented from time to time to add, update or change information in this reoffer prospectus. Any statement contained in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in a reoffer prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this reoffer prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this reoffer prospectus.

For investors outside the United States: We have not, and the selling shareholders have not, taken any action that would permit this offering or possession or distribution of this reoffer prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this reoffer prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this reoffer prospectus outside the United States.

Unless otherwise indicated, information contained in this reoffer prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This reoffer prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this reoffer prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this reoffer prospectus may appear without the ® , TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Unless the context provides otherwise, references herein to “we,” “our,” “us,” “our company” and “Zomedica” refer to Zomedica Corp. together with, where applicable, our consolidated subsidiary, Zomedica Inc., a Delaware corporation.

Unless otherwise noted herein, all references to “CDN$,” “CAD$,” or “Canadian dollars” are to the currency of Canada and “$,” “dollars,” “US$,” “United States dollars,” or “U.S. dollars” are to the currency of the United States.

OUR COMPANY

We are a veterinary health company creating products for companion animals by focusing on the unmet needs of clinical veterinarians. We expect that our product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. With a team that includes clinical veterinary professionals, our goal is to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care.

Our strategic focus is on the final development and commercialization of our TRUFORMA® diagnostic biosensor platform and the first five assays for the detection of thyroid disorders in dogs and cats and adrenal disorders in dogs. The TRUFORMA® platform uses Bulk Acoustic Wave (BAW) technology to provide a non-optical and fluorescence free detection system for use at the point-of-care. We believe that BAW technology will enable precise and repeatable test results at the point-of-care during a typical veterinary appointment. The TRUFORMA® platform is being developed together with Qorvo Biotechnologies, LLC, or Qorvo Biotech.

Corporate Information

Zomedica Corp. (formerly, Wise Oakwood Ventures Inc.) was originally incorporated as Wise Oakwood Ventures Inc. on January 7, 2013 under the Business Corporations Act (Alberta). On October 28, 2013, we completed our initial public offering in Canada and became classified as a Capital Pool Company, as defined under the rules of the TSX Venture Exchange (“TSX-V”). On April 21, 2016, we changed our name to Zomedica Pharmaceuticals Corp. and consolidated our common shares on a one-for-two and one-half basis. ZoMedica Pharmaceuticals Inc. (“ZoMedica Inc.”) was incorporated on May 14, 2015 under the Canada Business Corporations Act. On April 21, 2016, we completed a qualifying transaction (the “Qualifying Transaction”) under TSX-V Policy 2.4 – Capital Pool Companies, consisting of a three-cornered amalgamation among our Company, ZoMedica Inc. and our wholly-owned subsidiary. Under the Qualifying Transaction, ZoMedica Inc. and our subsidiary were amalgamated to form Zomedica Pharmaceuticals Ltd. (“Zomedica Ltd.”). As consideration for the amalgamation, shareholders of ZoMedica Inc. became the owners of 97.6% (non-diluted) of our common shares, and Zomedica Ltd. became our wholly-owned subsidiary. Subsequent to the Qualifying Transaction, Zomedica Ltd. was vertically amalgamated into our Company. On October 2, 2020, we changed our name to Zomedica Corp. We have one wholly- owned subsidiary, Zomedica, Inc., a Delaware company. Our principal executive offices are located at 100 Phoenix Drive, Suite 125, Ann Arbor, MI 48108, and our telephone number is (734) 369-2555. Our website address is www.zomedica.com. We have not incorporated by reference into this reoffer prospectus the information on our website, and you should not consider it to be a part of such documents.

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Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2022. However, if certain events occur prior to December 31, 2022, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before such date.

In addition, the JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should consider carefully the risks and uncertainties and all other information contained in this reoffer prospectus, including the risks and uncertainties concerning our business and an investment in our common shares discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as well as those discussed in our other filings with the Securities and Exchange Commission (the “SEC”), together with the other information contained in and incorporated by reference into this reoffer prospectus, before deciding whether to invest in our common shares. All of those “Risk Factors” are incorporated herein by reference in their entirety. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we believe are not material, may also become important factors that adversely affect our business. If any of such risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the market price of our common shares could decline, and you could lose part or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus, including the documents incorporated by reference herein, contains forward-looking statements or forward-looking information (under applicable Canadian securities laws) (collectively, “forward-looking statements”). In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative or plural of these words and other comparable terminology. There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

•	the success, cost and timing of our research and development activities, validation studies and beta testing, including with respect to our lead product, TRUFORMA®;

•	our ability to obtain and maintain any required approvals from the USDA Center for Veterinary Biologics for our proposed and future diagnostic products, to the extent applicable;

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•	our ability to obtain funding for our operations;

•	the ability of our contract research organizations to appropriately conduct our safety studies and certain development activities;

•	the ability of our contract manufacturing organizations to manufacture and supply our products;

•	our plans to develop and commercialize our planned and future products;

•	the expected impact of the novel coronavirus pandemic on our operations, including the development and commercialization of our TRUFORMA® platform and the five initial assays;

•	our ability to develop and commercialize products that can compete effectively;

•	the size and growth of the veterinary diagnostics and medical device markets;

•	our ability to obtain and maintain intellectual property protection for our current and future product candidates;

•	regulatory developments in the United States;

•	the loss of key scientific or management personnel;

•	our expectations regarding the period during which we will be an “emerging growth company” under the JOBS Act;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;and

•	our status as a “passive foreign investment company” for U.S. federal income tax purposes.

These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as those discussed in our other filings with the SEC.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this reoffer prospectus to conform our prior statements to actual results or revised expectations except as otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of our common shares by the selling shareholders. We have agreed to pay all expenses relating to registering the common shares covered by this reoffer prospectus. The selling shareholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the common shares covered hereby.

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SELLING SHAREHOLDERS

This reoffer prospectus covers the reoffer and resale by the selling shareholders listed below of an aggregate of up to 27,125,000 common shares issued or issuable pursuant to the exercise of option grants made to such selling shareholders under the Stock Option Plan, which shares constitute “control securities” within the meaning of Form S-8.

The following table sets forth, as of February 26, 2021, certain information regarding the selling shareholders, the common shares that may be reoffered and resold by this reoffer prospectus, and other common shares beneficially owned by them. The common shares that may be reoffered and resold by this reoffer prospectus are issuable upon the exercise of options previously issued to the selling shareholders. Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to “Shares Beneficially Owned Prior to Offering” includes the shares issuable upon exercise of all stock options held by the selling shareholders that are exercisable within 60 days of February 26, 2021. “Shares Offered by this Reoffer Prospectus” includes the shares that may be acquired by the selling shareholders pursuant to the exercise of stock options granted to the selling shareholders pursuant to the Stock Option Plan, including some shares that are issuable upon the exercise of stock options that may be exercisable more than 60 days from February 26, 2021. Information with respect to “Shares Beneficially Owned After Offering” and “Percentage of Shares Beneficially Owned After Offering” assumes the sale of all of the shares offered by each selling shareholder under this reoffer prospectus but no other purchases or sales of our common shares by the other selling shareholders and includes, with respect to each individual selling shareholder, any remaining shares which the selling shareholder has the right to acquire within 60 days of February 26, 2021. Each of the selling shareholders has voting and investment control power over the common shares issuable to them pursuant to such options.

The selling shareholders may offer and sell our common shares under this reoffer prospectus on a continuous or delayed basis, and may elect to sell none, some or all of the common shares set forth below. This reoffer prospectus does not constitute a commitment by the selling shareholders to sell any or all of the stated number of their common shares, and the actual number of common shares offered and sold shall be determined, from time to time, by each selling shareholder at their sole discretion. However, for the purposes of the table below, we have assumed that, after the completion of this offering, all common shares covered by this reoffer prospectus have been sold. In addition, a selling shareholder may have sold, transferred or otherwise disposed of all or a portion of such selling shareholder’s common shares since the date of the information in the following table. Information concerning the selling shareholders may change, from time to time, and changed information will be presented in a supplement to this reoffer prospectus if and when required. If, subsequent to the date of this reoffer prospectus, we grant additional options to purchase common shares to the selling shareholders or to other affiliates under the Stock Option Plan, we may supplement this reoffer prospectus to reflect the additional common shares issuable upon the exercise of such additional options and/or the names of such affiliates and the amounts of common shares to be reoffered by them. The table below sets forth, as of February 26, 2021, the following information regarding the selling shareholders

•	the number of common shares beneficially owned by each selling shareholder prior to this offering;

•	the number of common shares to be offered by each selling shareholder in this offering;

•	the number of common shares to be beneficially owned by each selling shareholder assuming the sale of all of the common shares covered by this reoffer prospectus; and

•

the percentage of our issued and outstanding common shares to be owned by each selling shareholder, assuming the sale by each selling shareholder of the common shares covered by this reoffer prospectus but no sales by the other selling shareholders, based on 947,248,207 common shares issued and outstanding as of February 26, 2021.

All information with respect to the common share ownership of the selling shareholders has been furnished by or on behalf of the selling shareholders. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the footnotes to the table below, the selling shareholders have sole voting and dispositive power with respect to the common shares reported as beneficially owned by them. Because the selling shareholders identified in the table may sell some or all of the common shares owned by them and covered by this reoffer prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common shares, no estimate can be given as to the number of common shares available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholders will sell all of the common shares owned beneficially by them that are covered by this reoffer prospectus, but will not sell any other common shares that they presently own.

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Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering		Shares Offered by this Reoffer Prospectus (1)	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering

Jeffrey Rowe	12,365,480	(2)	250,000	12,240,480	1.29%
Robert Cohen	8,000,000	(3)	14,000,000	-	-
Stephanie Laine Morley	2,414,580	(4)	4,050,000	1,464,580	*
Johnny D. Powers	1,750,000	(5)	1,250,000	625,000	*
Bruk Herbst	415,996	(6)	3,700,000	65,996	*
Rodney Williams	301,900	(7)	200,000	201,900	*
Ann Marie Cotter	175,000	(8)	3,500,000	-	-
Chris Macleod	43,750	(9)	175,000	-	-

*	Less than 1%

(1)	Includes all shares that may be acquired by the selling shareholders pursuant to the exercise of stock options, including shares that are issuable upon the exercise of stock options that are exercisable more than 60 days from February 26, 2021.

(2)	Includes 11,120,000 common shares held in the Rowe Family GST Trust, 664,480 common shares held by the Jeffrey M. Rowe U/T/A dated November 5, 2004 (the “Jeffrey M. Rowe Living Trust”) and 181,000 common shares held by Mr. Rowe through his IRA. Mr. Rowe’s sister, Michele Ramo, serves as trustee to the Rowe Family GST Trust with Mr. Rowe’s oversight. Mr. Rowe has disclaimed all beneficial ownership of the common shares held in the Rowe Family GST Trust except to the extent of his pecuniary interest therein. Mr. Rowe serves as trustee to the Jeffrey M. Rowe Living Trust and exclusively makes all investment decisions on behalf of this trust. Mr. Rowe also has options to purchase 125,000 common shares that are exercisable within 60 days of February 26, 2021.

(3)	Includes options to purchase 8,000,000 common shares that are exercisable within 60 days of February 26, 2021.

(4)	Includes options to purchase 950,000 common shares that are exercisable within 60 days of February 26, 2021, 641,685 common shares held by The Dr. Stephanie Morley Revocable Living Trust and 5,000 common shares held by Dr. Morley’s children.

(5)	Includes options to purchase 1,125,000 common shares that are exercisable within 60 days of February 26, 2021.

(6)	Includes options to purchase 350,000 common shares that are exercisable within 60 days of February 26, 2021 and 3,000 common shares held by Mr. Herbst’s children.

(7)	Includes 100,000 common shares held by Entrust Group Inc. FBO Rodney James Williams IRA and options to purchase 50,000 common shares that are exercisable within 60 days of February 26, 2021.

(8)	Includes options to purchase 175,000 common shares that are exercisable within 60 days of February 26, 2021.

(9)	Includes options to purchase 43,750 common shares that are exercisable within 60 days of February 26, 2021.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of acquiring, owning, and disposing of our common shares acquired pursuant to this reoffer prospectus. This summary does not discuss any tax consequences applicable to the selling shareholders. Each selling shareholder should consult its own tax advisor regarding the tax consequences of the resale of common shares.

Scope of this Summary

Tax Consequences Not Addressed

This summary does not address all potential U.S. federal income tax considerations that may be relevant to a particular U.S. Holder. In addition, this summary does not take into account the individual facts and circumstances that may affect the U.S. federal income tax consequences to a particular U.S. Holder, including specific tax consequences under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax considerations. Except as specifically set forth below, this summary does not discuss tax reporting requirements that may be applicable to any particular U.S. Holder. Each prospective U.S. Holder should consult its own tax advisors regarding the tax consequences of acquiring, owning, and disposing of our common shares acquired pursuant to this reoffer prospectus.

Authorities

This summary is based upon the provisions of the Code, the United States Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and administrative rulings and judicial decisions interpreting the Code and the United States Treasury Regulations, all as currently in effect, and all subject to differing interpretations or change, possibly on a retroactive basis. We have not sought, and will not seek, a ruling from the IRS regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position that is different from, and contrary to, the positions taken in this summary.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares acquired pursuant to this reoffer prospectus that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax rules);

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

An individual may be a resident for U.S. federal income tax purposes in any calendar year if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

Non-U.S. Holders Not Addressed

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders of acquiring, owning, and disposing of common shares. Each prospective investor should consult a professional tax advisor with respect to the U.S. federal income, U.S. alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

Certain U.S. Holders Not Addressed

This summary does not address the U.S. federal income tax considerations applicable U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that:

•	are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

•	are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;

•	have a “functional currency” other than the U.S. dollar;

•	own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•	acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	hold common shares other than as a capital asset within the meaning of section 1221 of the Code (generally, property held for investment purposes);

•	are partnerships or other “pass-through” entities for U.S. federal income tax purposes (or investors in such partnerships or entities);

•	own, have owned, or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or total value of the outstanding shares of our company;

•	are U.S. expatriates or former long-term residents of the United States;

•	have been, are, or will be residents or deemed to be residents in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”);

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•	use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada;

•	are persons whose common shares constitute “taxable Canadian property” under the Tax Act; or

•	have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.

U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

The following summary is not a substitute for careful tax planning and advice. U.S. Holders of common shares are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the issues discussed herein, in light of their particular circumstances, as well as any considerations arising under the laws of any foreign, state, local, or other taxing jurisdiction.

PFIC Status and Related Tax Consequences

Status as a PFIC

We believe we were classified as a PFIC during our taxable year ended 2018, and based on current business plans and financial expectations, we believe we will continue to be a PFIC for the current and future taxable years. As a result, certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. Holder of acquiring, owning, and disposing of our common shares. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any taxable year depends on the assets and income of such corporation calculated on an annual basis and, as a result, cannot be predicted with certainty as of the date of this reoffer prospectus. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of our company.

A foreign corporation generally will be classified as a PFIC under Section 1297 of the Code in any taxable year in which either:

•	at least 75% of its gross income is “passive income”, or the PFIC Income Test; or

•	at least 50% of the gross value of its assets is attributable to assets that produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets, or the PFIC Asset Test.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. Passive assets include cash and liquid securities, even if used as working capital.

If our company is a PFIC for any taxable year during which a U.S. Holder owns common shares, such U.S. Holder will be subject to different taxation rules with respect to an investment in our common shares depending on whether such U.S. Holder makes an election to treat our company as a “qualified electing fund” under Section 1295 of the Code, or a QEF Election, or makes a mark-to-market election under Section 1296 of the Code, or a Mark-to-Market Election. A U.S. Holder that does not make either election is referred to in this summary as a “Non-Electing U.S. Holder.”

Default PFIC Rules

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code.

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Distributions are divided into two categories, “excess distributions” and others. An excess distribution is the amount received in a taxable year that exceeds 125% of the average annual distributions paid on our common shares in the three preceding taxable years.

Any gain realized on the sale, exchange or other disposition of our common shares is also considered an excess distribution.

Under these rules:

•	the excess distribution is allocated ratably over the holding period (on a daily basis) for the common shares;

•	the amount allocated to prior taxable years is subject to tax at the highest rate of tax applicable to ordinary income in each such year;

•	an interest charge for the deemed tax deferral is imposed with respect to the resulting tax attributable to each such prior taxable year. A taxpayer that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible; and

•	the amount allocated to the current taxable year is taxed as ordinary income and would not be “qualified dividend income” or long-term capital gain (see “General Rules Applicable to the Ownership and Disposition of Common Shares - Distributions on Common Shares” below).

In addition, if a Non-Electing U.S. Holder who is an individual dies while owning our common shares the Non-Electing U.S. Holder’s successor would be ineligible to receive a step-up in tax basis of the common shares.

To the extent a distribution on our common shares does not constitute an excess distribution to a Non-Electing U.S. Holder, such Non-Electing U.S. Holder generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions, and will not be eligible for the reduced rates applicable to “qualified dividend income” with respect to such distribution.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC will generally apply for subsequent years to a Non-Electing U.S. Holder who held common shares while we are a PFIC, whether or not we meet the PFIC Income Test or PFIC Asset Test in those subsequent years. Non-Electing U.S. Holders are encouraged to consult their tax advisors regarding the application of the PFIC rules to their specific situation.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election with respect to our common shares, referred to in this disclosure as an “Electing U.S. Holder,” will not be subject to the default PFIC tax, or Section 1291, and interest charge rules (or the denial of basis step-up at death) discussed above with respect to such shares. Instead, an Electing U.S. Holder must include in income such shareholder’s pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing U.S. Holder. The amount so included in income generally will be treated as ordinary income to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s ordinary earnings and as long-term capital gain to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s net capital gains. No portion of any such inclusion of ordinary earnings will be eligible to be treated as “qualified dividend income.” If an Electing U.S. Holder is an individual, any such net capital gain inclusions would be eligible for taxation at the preferential capital gain tax rates. Such income inclusions generally will be treated as income from sources outside the United States for foreign tax credit purposes.

An Electing U.S. Holder will be subject to U.S. federal income tax on such income inclusions for each taxable year in which we are a PFIC, regardless of whether such amounts are actually distributed to such Electing U.S. Holder. However, an Electing U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If an Electing U.S. Holder is an individual, any such interest will be treated as non-deductible “personal interest.”

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Any net operating loss or net capital loss of a PFIC will not pass through to the Electing U.S. Holder and will not offset any ordinary earnings or net capital gain of a PFIC recognized by Electing U.S. Holders in subsequent years (although such losses would ultimately reduce the gain, or increase the loss, recognized by the Electing U.S. Holder on its disposition of the common shares).

An Electing U.S. Holder generally (i) may receive a tax-free distribution from our company to the extent that such distribution represents earnings and profits of our company that were previously included in income by the Electing U.S. Holder because of such QEF Election and (ii) will adjust such Electing U.S. Holder’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, an Electing U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other taxable disposition of common shares.

A U.S. Holder may make a timely QEF Election with respect to its ownership of our common shares by filing one copy of IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return for the first year in which it holds our common shares. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the common shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging election” pursuant to Section 1291(d) of the Code recognizing gain as if its common shares were sold for their fair market value on the day the QEF Election is effective (which will be taxed under the default rules of Section 1291 of the Code discussed above). If a U.S. Holder makes a QEF Election but does not make a “purging election,” then such U.S. Holder shall not be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its common shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the subsidiary PFIC for the QEF rules to apply to both PFICs. A QEF Election for a U.S. Holder will be effective only if we agree to provide certain information to such holder annually. At this time, we intend to provide U.S. Holders with such information as may be required to make a QEF Election effective, but we cannot guarantee that we will be able to do so.

A QEF Election will apply to the taxable year for which such QEF Election is timely made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent taxable year, the QEF Election will be effective and the Electing U.S. Holder will be subject to the QEF rules described above during any subsequent taxable year in which the Company qualifies as a PFIC.

Each U.S. Holder should consult its own tax advisors regarding tax consequences of a QEF Election with respect to us and any subsidiary PFIC.

Mark-to-Market Election

Alternatively, if our common shares are “marketable stock,” a U.S. Holder generally would be permitted to make a Mark-to-Market Election. Generally, stock will be considered “marketable stock” if it is “regularly traded” on a “qualified exchange” within the meaning of applicable United States Treasury Regulations. A class of stock is “regularly traded” on an exchange during any calendar year in which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. A “qualified exchange” includes: (i) a national securities exchange that is registered with the SEC, (ii) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or (iii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (a) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (b) the rules of such foreign exchange effectively promote active trading of listed stocks.

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If a Mark-to-Market Election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Mark Election. A U.S. Holder’s tax basis in the common shares would be adjusted to reflect the amount included in gross income or allowed as a deduction because of the Mark-to-Market Election. Gain realized on the sale, exchange, or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange, or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations (see “General Rules Applicable to the Ownership and Disposition of Common Shares - Sale or Other Taxable Disposition of Common Shares” below). Amounts treated as ordinary income are not eligible for the preferential tax rates applicable to “qualified dividend income” or long-term capital gains.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the common shares cease to be marketable stock or the IRS consents to revocation of such election. If a U.S. Holder does not make a Mark-to-Market Election beginning in the first taxable year of such U.S. Holder’s holding period for the common shares for which we are a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of subsidiary PFIC stock or excess distributions from a subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses our common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares. Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. In addition, if a U.S. Holder owns common shares during any taxable year that we are treated as a PFIC, it will be required to file IRS Form 8621 (regardless of whether a QEF or Mark-to-Market Election is made). There are certain de minimis exceptions to this requirement.

Lastly, if we are not treated as a PFIC, and you paid taxes as if we were a PFIC, then you may be able to claim a refund for taxes you paid in excess of the taxes you actually owed. If you do not timely make such a refund claim, then your refund will be disallowed and you will bear more taxes than you actually owe.

The rules dealing with PFICs and with the QEF and Mark-to-Market Election are very complex and are affected by various factors in addition to those described above. Prospective investors should consult their own tax advisors regarding the application of the PFIC rules to our common shares, the availability and advisability of making a QEF or Mark-to-Market Election and the application of the reporting rules to your particular situation.

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General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion describes the general rules applicable to the ownership and disposition of the common shares but is subject in its entirety to the special rules described above under the heading “PFIC Status and Related Tax Consequences.”

Distributions on Common Shares

The gross amount of any distribution (including amounts, if any, withheld in respect of Canadian withholding tax) actually or constructively received by a U.S. Holder with respect to our common shares will be taxable to the U.S. Holder as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions to a U.S. Holder in excess of earnings and profits will be treated first as a return of capital that reduces a U.S. Holder’s tax basis in such common shares (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of our common shares), and then as gain from the sale or exchange of such common shares (see “Sale or Other Taxable Disposition of Common Shares”). The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. In the event we make distributions to holders of common shares, we may or may not calculate our earnings and profits under U.S. federal income tax principles. If we do not do so, any distribution may be required to be regarded as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain. The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders.

Non-corporate U.S. Holders, including individuals, will generally be eligible for the preferential U.S. federal rate on “qualified dividend income,” provided that we are a “qualified foreign corporation,” the stock on which the dividend is paid is held for a minimum holding period, and other requirements are satisfied. A “qualified foreign corporation” includes a foreign corporation that is not a PFIC in the year of the distribution or in the prior taxable year and that is eligible for the benefits of an income tax treaty with the United States that contains an exchange of information provision and has been determined by the United States Treasury Department to be satisfactory for purposes of the legislation (such as the Canada-U.S. Tax Convention).

Distributions to U.S. Holders generally will not be eligible for the “dividends received deduction” generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Sale or Other Taxable Disposition of Common Shares

Upon the sale, exchange, or other taxable disposition of common shares, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other disposition and such U.S. Holder's tax basis in such common shares sold or otherwise disposed of. If the U.S. holder receives Canadian dollars in the transaction, the amount realized will be the U.S. dollar value of the Canadian dollars received, which is determined for cash basis taxpayers on the settlement date for the transaction and for accrual basis taxpayers on the trade date (although accrual basis taxpayers can also elect the settlement date). A U.S. Holder’s tax basis in common shares generally will be such holder’s U.S. dollar cost for such common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a corporate U.S. Holder. Deductions for capital losses are subject to significant limitations under the Code. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Additional Considerations

Additional Medicare Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates, or trusts (other than trusts that are exempt from tax) are subject to a tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes dividends on the common shares and net gains from the disposition of the common shares.

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Further, excess distributions treated as dividends, gains treated as excess distributions under the PFIC rules discussed above, and mark-to-market inclusions and deductions are all included in the calculation of net investment income. United States Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of common shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF Election will be required to recalculate its basis in the common shares excluding QEF basis adjustments. Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in a PFIC for which a QEF Election has been made and which is held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments.

U.S. Holders that are individuals, estates, or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the common shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange, or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation (including constructive dividends) should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

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Information Reporting and Backup Withholding

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, certain U.S. Holders who hold certain “specified foreign financial assets” that exceed certain thresholds are required to report information relating to such assets. The definition of “specified foreign financial assets” generally includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Significant penalties may apply for failure to satisfy applicable reporting obligations.

Distributions paid with respect to common shares and proceeds from a sale, exchange, or redemption of common shares made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting to the IRS and possible U.S. backup withholding (at a rate of 24%). Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct U.S. taxpayer identification number and makes any other required certification on IRS Form W-9 or that is a corporation or other entity that is otherwise exempt from backup withholding. Each U.S. Holder should consult its own tax advisors regarding the application of the U.S. information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. U.S. Holders should consult with their own tax advisors regarding their reporting obligations, if any, as a result of their acquisition, ownership, or disposition of our common shares.

CERTAIN CANADIAN INCOME TAX CONSIDERATIONS

The following is, as of the date of this reoffer prospectus, a summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) that generally apply to the acquisition, holding and disposition of common shares by a person who is neither resident nor deemed to be resident in Canada for purposes of the Tax Act, is a resident of the U.S. for purposes of the Canada - U.S. Income Tax Convention (“Treaty”) and acquires a beneficial interest in the common shares (a “U.S. Holder”).

This summary applies only to a U.S. Holder who, at all relevant times, for purposes of the Tax Act:

•	holds the common shares as capital property;

•	does not, and is not deemed to, use or hold the common shares in the course of carrying on a business in Canada;

•	has not acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	deals at arm’s length and is not affiliated with us; and

•	is a “qualifying person” or otherwise entitled to benefits under the Treaty.

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Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Tax Proposals”), and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. This summary assumes the Tax Proposals will be enacted in the form proposed, however, no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. Except for the Tax Proposals, this summary does not take into account or anticipate any changes in law or administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations that apply to an investment in common shares. Moreover, the income and other tax consequences of acquiring, holding or disposing of common shares will vary depending on an investor’s particular circumstances. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any investor. Consequently, investors should consult their own tax advisors for advice with respect to the income tax consequences of an investment in common shares based on their particular circumstances.

Dividends on Common Shares

Dividends paid or credited on the common shares (or deemed to be paid or credited on the common shares) to a U.S. Holder will generally be subject to Canadian withholding tax at the rate of 15%.

Dispositions of Common Shares

A U.S. Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of common shares (other than a disposition to us, unless purchased by us in the open market in the manner in which shares are normally purchased by any member of the public in the open market, in which case other considerations may arise), unless the common shares of the U.S. Holder are “taxable Canadian property” and not  “treaty-protected property” for the purposes of the Tax Act.

Generally, the common shares will not constitute “taxable Canadian property” of a U.S. Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” for purposes of the Tax Act (which currently includes the NYSE American), unless at any particular time during the 60-month period that ends at that time both of the following are true:

1. (a) the U.S. Holder, (b) persons with whom the U.S. Holder does not deal with at arm’s length (for purposes of the Tax Act), (c) partnerships in which the U.S. Holder or a person described in (b) holds an interest directly or indirectly through one or more partnerships, or (d) any combination of (a) to (c) owned 25% or more of the issued shares of any class or series of our capital stock; and

2. more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, common shares may be deemed to be taxable Canadian property. U.S. Holders whose common shares may constitute taxable Canadian property should consult their own tax advisors.

Generally, a common share will be ” treaty-protected property” of the U.S. Holder at the time of disposition if at that time any income or gain of the U.S. Holder from the disposition of the share would be exempt from Canadian income tax under Part I of the Tax Act because of the Treaty.

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A U.S. Holder who disposes or is deemed to dispose of a common share that, at the time of disposition, is taxable Canadian property and is not treaty-protected property will realize a capital gain (or capital loss) equal to the amount, if any, by which the U.S. Holder’s proceeds of disposition of the share exceeds (or is exceeded by) the U.S. Holder’s adjusted cost base in the share and reasonable costs of disposition. The U.S. Holder generally will be required to include one half of any such capital gain (taxable capital gain) in the U.S. Holder’s taxable income earned in Canada for the year of disposition, and be entitled to deduct one half of any such capital loss (allowable capital loss) against taxable capital gains included in the U.S. Holder’s taxable income earned in Canada for the year of disposition and, to the extent not so deductible, against such taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, to the extent and in the circumstances set out in the Tax Act

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the selling shareholders to offer for sale and sell all or a portion of the common shares acquired by them upon the exercise of options granted to them under the Stock Option Plan. The selling shareholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this reoffer prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this reoffer prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this reoffer prospectus, or under an amendment to this reoffer prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this reoffer prospectus. The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this reoffer prospectus.

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In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this reoffer prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this reoffer prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they and we meet the criteria and conform to the requirements of that rule, including the requirements applicable to former shell companies.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying reoffer prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this reoffer prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common shares may not be sold unless such shares have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this reoffer prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common shares offered hereby has been passed upon for us by our Canadian counsel, Fasken Martineau DuMoulin LLP, 350 7th Avenue SW, Suite 3400, Calgary, Alberta T2P 3N9.

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EXPERTS

The consolidated financial statements incorporated in this reoffer prospectus by reference from our Annual Report on Form 10-K have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the common shares offered by the selling shareholders pursuant to this reoffer prospectus. This reoffer prospectus does not contain all of the information set forth in the registration statement and its exhibits, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common shares covered by this reoffer prospectus, we refer you to the registration statement and the exhibits thereto. Statements contained in or incorporated by reference in this reoffer prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement and its exhibits and schedules at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Zomedica Corp., that file electronically with the SEC.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information, when filed, will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.zomedica.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or accessible through, our website does not constitute part of this reoffer prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this reoffer prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this reoffer prospectus the following documents filed by us with the SEC, each of which has Exchange Act File No. 000-38298 unless otherwise noted:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;
(2)	our Current Reports on Form 8-K filed with the SEC on January 5, 2021, January 29, 2021, February 9, 2021, February 23, 2021 and March 4, 2021; and
(3)	the description of our common shares as set forth in our Registration Statement on Form 8-A filed with the SEC on November 15, 2017, including any amendments thereto or reports filed for the purposes of updating this description, including the Description of Securities filed as Exhibit 4.1 to our Annual Report.

In addition, all other documents filed (not furnished) by us pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this reoffer prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this reoffer prospectus and to be a part of this reoffer prospectus from the date of the filing of such documents; provided , however , that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this reoffer prospectus.

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Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

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27,125,000 Common Shares

Zomedica Corp.

REOFFER PROSPECTUS

March 5, 2021

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed with the SEC:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;
(2)	our Current Reports on Form 8-K filed with the SEC on January 5, 2021, January 29, 2021, February 9, 2021, February 23, 2021 and March 4, 2021; and
(3)	the description of our common shares as set forth in our Registration Statement on Form 8-A filed with the SEC on November 15, 2017, including any amendments thereto or reports filed for the purposes of updating this description, including the Description of Securities filed as Exhibit 4.1 to our Annual Report.

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on March 5, 2021.

ZOMEDICA CORP.

By:	/s/ Robert Cohen
Robert Cohen
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Robert Cohen and Ann Marie Cotter and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert Cohen	Chief Executive Officer and Director	March 5, 2021
Robert Cohen	(Principal Executive Officer)

/s/ Ann Marie Cotter	Chief Financial Officer	March 5, 2021
Ann Marie Cotter	(Principal Financial and Accounting Officer)

/s/ Rodney Williams	Director	March 5, 2021
Rodney Williams

/s/ Jeffrey Rowe	Director	March 5, 2021
Jeffrey Rowe

/s/ Johnny D. Powers	Director	March 5, 2021
Johnny D. Powers

/s/ Chris MacLeoad	Director	March 5, 2021
Chris MacLeoad

/s/ Christopher Wolfenberg	Director	March 5, 2021
Christopher Wolfenberg

II-2

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Fasken Martineau DuMoulin LLP
23.1	Consent of MNP LLP
23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)